QUEENS COUNTY BANCORP, INC.

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                         Three Months Ended        Nine Months Ended
                                                            September 30,            September 30,
(in thousands, except per share data)                    1999         1998         1999         1998
------------------------------------------------------------------------------------------------------
Net income                                              $ 8,775      $ 6,950      $24,460      $19,828

Weighted average common shares outstanding               18,531       19,079       18,603       19,292

Earnings per common share                               $  0.47      $  0.36      $  1.31      $  1.02

Weighted average common shares outstanding               18,531       19,079       18,603       19,292

Additional dilutive shares using average market
     value for the period when utilizing the
     Treasury stock method regarding stock options          451        1,117          452        1,128
                                                        -------      -------      -------      -------

Total shares for diluted earnings per share              18,982       20,196       19,055       20,420
                                                        =======      =======      =======      =======

Diluted earnings per common share and common
     share equivalents                                  $  0.46      $  0.34      $  1.28      $  0.97
                                                        =======      =======      =======      =======


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